Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Dunkin’ Brands Group, Inc. of our report dated April 29, 2011 relating to the financial statements of B-R 31 Ice Cream Co. Ltd., which appears in Dunkin’ Brands Group Inc. Registration Statement on Form S-1.

/s/ PricewaterhouseCoopers Aarata

Tokyo, Japan

August 8, 2011